Exhibit 10.1

NOTE:  I HAVE BEEN ADVISED BY A REPRESENTATIVE OF BUCKEYE PARTNERS, L.P. THAT I SHOULD CONSULT WITH AN ATTORNEY PRIOR TO SIGNING THIS DOCUMENT.

FULL WAIVER AND RELEASE OF CLAIMS

1.             I, Vance E. Powers, in exchange for the payments described below, which payments I otherwise would not be entitled to, do hereby waive any and all claims that I might have against Buckeye Pipe Line Services Company, Buckeye Partners, L.P., and Buckeye GP Holdings L.P., and each of their respective general partners, parents, subsidiaries, and affiliated or otherwise related businesses and divisions (hereinafter collectively referred to as “Buckeye”), and its and their directors, officers, employees, or agents (Buckeye and such persons hereinafter collectively referred to as “Releasees”), arising out of or relating in any way to my employment with Buckeye or the termination of that employment.

2.             In connection with the termination of my employment, I will receive the following payments from Buckeye Pipe Line Services Company:

(a)                                  a severance payment in an amount equal to One Hundred Fifty-Five Thousand Four Hundred Dollars ($155,400), which represents my current weekly salary for thirty-nine (39) weeks, less applicable federal, state, and local tax deductions; and

(b)                                 (i) a payment in an amount equal to Eight Thousand Seven Hundred Ten Dollars ($8,710), which represents the cost of COBRA medical and dental coverage for nine (9) months minus the amount that I would have contributed to my medical and dental coverage as an employee during this nine (9) month period, less applicable federal, state, and local tax deductions, and (ii) an additional tax gross-up amount equal to the federal, state, and local income and payroll taxes, if any, that I will incur on the amount paid to me under clause (i) and on the amount paid under this clause (ii); provided, however, that, for purposes of clause (ii), the aggregate tax rate for the federal, state, and local income and payroll taxes above shall be assumed to be twenty-five (25) percent.

Buckeye Pipe Line Services Company will make the foregoing payments to me in one (1) lump sum payment within fifteen (15) days of the termination of my employment.  In addition to making the foregoing payments to me, Buckeye Pipe Line Services Company, at its cost, will make outplacement services available to me for a period of one (1) year, commencing on May 15, 2009.  Buckeye will determine the nature, scope, and provider of such outplacement services in its reasonable discretion.

3.             This Full Waiver and Release of Claims (hereinafter referred to as this “Waiver”) applies to any and all legally waivable claims, suits, damages, liabilities, demands, and causes of action, whether known or unknown, existing or contingent, or whether at law or equity, arising out of or relating in any way to my employment with Buckeye or the termination of that employment (hereinafter collectively referred to as “Claims”), including, but not limited to:

•                                          age discrimination Claims under the federal Age Discrimination in Employment Act;

•                                          age discrimination Claims under any state or local laws;

•                                          discrimination Claims under federal, state, or local laws based on race, color, creed, marital status, veteran status, sex, sexual preference, national origin, citizenship, disability, handicap, or religion;

•                                          wrongful discharge Claims, tort Claims, breach of contract Claims, retaliation Claims, and defamation Claims; and

•                                          Claims for attorneys’ fees and costs.

This Waiver shall not apply to claims for workers’ compensation benefits or unemployment compensation benefits, nor shall it apply to any vested benefits to which I am entitled pursuant to Buckeye Pipe Line Services Company’s Retirement and Savings Plan, Employee Stock Ownership Plan, or Benefits Equalization Plan.

4.             My last day of active work will be May 15, 2009.  My last day of employment will be August 15, 2009.  Buckeye has no obligation to re-employ me in the future.  Between May 15, 2009 and August 15, 2009, I will be available to assist as necessary in the transition of my duties, although I understand that I am not required to report to the office during that period of time.

5.             Buckeye has not made any representations to me concerning the terms of my severance or this Waiver other than as set forth in this Waiver.

6.             I may revoke this Waiver for a period of seven (7) days following the day I sign it by submitting written notice of my revocation within this seven (7) day period to William H. Schmidt, Jr., Vice President, General Counsel and Secretary of Buckeye at Five TEK Park, 9999 Hamilton Boulevard, Breinigsville, PA 18031.  If not revoked prior to the expiration of this revocation period, this Waiver shall become effective and enforceable upon the expiration of this revocation period.

7.             I agree not to disclose, either directly or indirectly, any information whatsoever regarding the existence, terms, or substance of this Waiver to any person other than members of my immediate family, and any attorney, accountant, or financial advisor from whom I choose to seek advice regarding this Waiver.

8.             I acknowledge that I have been advised in writing to consult with an attorney prior to signing this Waiver, and that I have been given twenty-one (21) days to consider this Waiver.

9.             This Waiver shall be binding upon me and my heirs, administrators, representatives, executors, and assigns.

10.           I understand that this Waiver is intended to be exempt from section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) pursuant to the short term deferral exception.  For purposes of this Waiver, all payments to be made upon a termination of employment may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code) and each payment made under this Waiver shall be treated as a separate payment.  In no event shall I, directly or indirectly, designate the calendar year of payment.  I further understand that all reimbursements and in-kind benefits provided to me under this Waiver shall be made or provided in accordance with the requirements of section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during my lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the taxable year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

I HAVE CAREFULLY READ THIS ENTIRE DOCUMENT.  I UNDERSTAND THAT, BY SIGNING THIS DOCUMENT, I AM WAIVING ALL CLAIMS RELATING TO MY EMPLOYMENT WITH BUCKEYE AND THE TERMINATION OF THAT EMPLOYMENT.  I HAVE SIGNED THIS DOCUMENT VOLUNTARILY, INTENDING TO BE LEGALLY BOUND.

I have signed this Waiver this 8th day of May, 2009.

Employee Signature:	/s/Vance E. Powers